Exhibit 99.1

IMUNON Successfully Regains Compliance with Nasdaq Minimum Bid Price Listing Requirement

LAWRENCEVILLE, N.J., August 28, 2025 (GLOBE NEWSWIRE) — IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage company in Phase 3 development of its DNA-mediated immunotherapy, today announced that the Company has regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market following confirmation from the Nasdaq Hearings Panel. As a result, IMUNON  common stock will continue uninterrupted trading on The Nasdaq Capital Market.

“Having regained compliance with Nasdaq’s minimum bid price listing requirement, investors in IMUNON’s stock are assured of efficient liquidity as provided by the exchange. Our ongoing confidence in our listing with the Nasdaq coincides with our recent 15% stock dividend to shareholders of record as of August 7, 2025, reflecting confidence in our clinical pipeline and commitment to rewarding investors,” said Stacy Lindborg, Ph.D., President and CEO of IMUNON. “It also builds on the positive momentum following our unprecedented Phase 2 OVATION 2 trial results for IMNN-001, our DNA-based immunotherapy for the localized treatment of advanced ovarian cancer, a disease that results in 20,000 women newly diagnosed annually in the U.S. alone. We have successfully initiated our Phase 3 OVATION 3 trial in North America, while continuing to advance milestones across our innovative TheraPlas® technology platform.”

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2). IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

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Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s continued listing requirements, the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to our ability to regain compliance with Nasdaq’s listing requirements, the potential de-listing of our shares on Nasdaq, risks and uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors

Jenna Urban	Peter Vozzo
CG Life	ICR Healthcare
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

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